Exhibit 5.1

May 19, 2014

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Ladies and Gentlemen:

We have acted as counsel for USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 5,600,000 common units (the “Partnership Units”) representing limited partner interests in the Partnership (“Common Units”) and the offer and sale by cetain selling unitholders named in the Underwriting Agreement (as defined below) of up to 1,990,000 Common Units (the “Selling Unitholder Units” and, together with the Partnership Units, the “Units”), which includes 990,000 Common Units that the Underwriters have an option to purchase to cover over-allotments. We have participated in the preparation of a Prospectus Supplement dated May 14, 2014 (the “Prospectus Supplement”) and the Prospectus dated April 23, 2014 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (Registration No. 333-193724) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership; (iii) the Underwriting Agreement, dated May 14, 2014, relating to the offering and sale of the Units (the “Underwriting Agreement”); (iv) certain resolutions adopted by the Board of Directors of USA Compression GP, LLC, as general partner of the Partnership, relating the the registration, issuance and sale of the Units and related matters; (v) certain resolutions adopted by certain of the Selling Unitholders relating to the sale of their respective Selling Unitholder Units and related matters and (vi) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus (i) when the Partnership Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, then the

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Units will be validly issued, fully paid and non-assessable and (ii) the Selling Unitholder Units are validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Experts” and “Legal Matters” in the Prospectus Supplement and the Prospectus, respectively. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.